                           [KINDER MORGAN LETTERHEAD]


Larry Pierce                                                Dax Sanders
Media Relations                                             Investor Relations
(713) 369-9407                                              (713) 369-9103
                                                            www.kindermorgan.com


                     KINDER MORGAN ENERGY PARTNERS COMPLETES
                          MAJORITY OF GATX TRANSACTION

         HOUSTON, March 1, 2001 - Kinder Morgan Energy Partners, L.P. (NYSE:
KMP) today announced that the majority of its $1.15 billion acquisition of U.S. pipeline and terminal businesses from GATX has closed. Primary assets included in the transaction, which was announced Nov. 30, 2000, are the CALNEV Pipe Line Company and the Central Florida Pipeline Company (CFPL), which transport petroleum products to high-growth markets in Nevada and Florida, along with 12 terminals that store petroleum products and chemicals.

         All of the assets included in the transaction have closed, except for CALNEV, which is pending approval from the California Public Utilities Commission. CALNEV is expected to close in March or April of 2001.

         KMP paid approximately $620 million in cash and assumed debt and other liabilities of approximately $170 million in conjunction with today's closing. The remaining consideration will be paid at the time of the CALNEV closing.

         Kinder Morgan Energy Partners, L. P. is the nation's largest pipeline master limited partnership with an enterprise value of approximately $6.0 billion. It owns and operates one of the largest product pipeline systems in the country, serving customers across the United States with more than 10,000 miles of pipeline and over 20 associated terminals. Additional assets include 10,000 miles of natural gas transportation pipelines, plus natural gas gathering and storage facilities; 28 bulk terminal facilities, which transload more than 40 million tons of coal, petroleum coke and other products annually; and Kinder Morgan CO2 Company, L.P.

                                     (more)

KMP-GATX TRANSACTION                                                     PAGE 2

         The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and product pipelines. KMI also has significant retail distribution, electric generation and terminal assets. Combined, the two companies have an enterprise value of approximately $15 billion.

         This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Form 10-K and 10-Q as filed with the Securities and Exchange Commission.


                                      # # #